FOR IMMEDIATE RELEASE



                    THE TOPPS COMPANY, INC. ISSUES STATEMENT

NEW YORK, April 28, 2006 - The Topps Company, Inc. (Nasdaq: TOPP) today commented on Pembridge Value Opportunity Fund LP's notification that it intends to nominate its own slate of three director nominees to the Company's Board of Directors at Topps' upcoming Annual Meeting of Shareholders and seek amendment of the Company's charter and bylaws.

The Company stated, "Topps Board is comprised of seasoned industry leaders who have engaged in building shareholder value and positioning Topps for profitable growth. The Board has confidence in the Company's growth strategy and in Topps' prospects for the future, as well as management's ability to execute on that strategy."

The Company noted that its Board is reviewing Pembridge's notification and will respond to it after appropriate consideration.


About Topps
-----------
Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.


Important Additional Information Will Be Filed with the SEC
-----------------------------------------------------------

Topps will be filing a proxy statement with a White proxy card for the election of directors nominated by the Board of Directors with the Securities and Exchange Commission (SEC). TOPPS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the Proxy Statement filed with the SEC by Topps through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from Topps by contacting Corporate Secretary, c/o The Topps Company, Inc., One Whitehall Street, New York, NY 10004. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

Topps, its directors and named executive officers may be deemed to be participants in the solicitation of the Topps Company Inc.'s security holders in connection with its 2006 Annual Meeting of Stockholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company's Proxy Statement dated June 13, 2005, which is filed with the SEC. Additional information regarding such individuals will be included in the 2006 Proxy Statement. To the extent holdings of the Company's securities have changed since the amounts printed in the Proxy Statement dated June 13, 2005, such changes have been reflected on Forms 3, 4 and 5 filed with the SEC and will be reflected in the 2006 Proxy Statement.


                                     # # #